Exhibit 10.1

KVAC	Keen Vision Acquisition Corporation Kenneth KC Wong Chairman / Chief Executive Officer
Strictly Private and Confidential

February 26, 2026

Professor Ronald A. Li, Chief Executive Officer

Medera Inc.

6 Tide Street, 2nd Floor,

Boston, MA 02210

Dear Sir,

RE: BINDING LETTER OF INTENT – REPLACEMENT OF THE MERGER AGREEMENT DATED SEPTEMBER 3, 2024

W I T N E S E T H:

The Merger Agreement dated as of September 3, 2024 (the “Merger Agreement”), was executed by and between Medera Inc., a Cayman Islands exempted company (the “Company”) and Keen Vision Acquisition Corporation, a British Virgin Islands business company limited by shares (“Parent”). Parent and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”.

R E C I T A L S:

A.	The Parties have agreed that US biotechnology equities market has experienced high volatility in 2025, even with a positive start in the first quarter of 2025, investment sentiment was plagued with various concerns including, but without limitation, changes in Food and Drug Administration leadership, political, regulatory and policy frameworks, Inflation Reduction Act (IRA) and early Medicare price negotiations.

B.	The Parties conclude that current investment sentiment for US biotechnology sector is broadly cautious and risk adverse, and may be more receptive to near-term revenue generating platforms and/or clinical assets already in their final stage of clinical trials.

C.	To better adapt to investor appetite, the Parties further agree to terminate the Merger Agreement concurrently with the execution of this binding letter of intent dated February 26, 2026 (the “LOI”). In connection with the termination of the Merger Agreement, the Parties will, simultaneously herewith, execute a termination and mutual release agreement in the form attached to this LOI.

KVAC	Binding Letter of Intent – Replacement of the Merger Agreement Dated September 3, 2024 Page 2/4

D.	The Parties desire to enter into this LOI, to bind themselves to use their best efforts to negotiate and execute a new merger agreement (the “Replacement Merger Agreement”) in the most efficient and timely manner and no later than April 10, 2026.

The Parties intend for this LOI to be legally binding and for the Parties to be bound by the understandings and agreements set forth below. Therefore, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below:

1.	The Parties agree to use their best efforts to negotiate and execute the Replacement Merger Agreement that will be based upon and reflect the terms and conditions of the Merger Agreement, as such terms will be modified, mutatis mutandis, to reflect the agreements of the Parties in this LOI and to include the following key commercial terms:

a.	Parent shall complete a business combination with Novoheart Group Limited, a British Virgin Islands company and a wholly owned subsidiary of the Company (“NVH”). NVH, through its self-invented bioengineered human “mini-Heart” technology platform, is mainly involved in pre-clinical human disease modeling, drug discovery and target validation, and related state-of-the-art technologies (such as in-house developed automation hardware and software) for preclinical drug screening (the “Business”).

b.	As part of the contemplated business combination, NVH will merge with and into Parent, with Parent being the entity that survives such merger (the “Surviving Company”), and is listed on Nasdaq. The final acquisition structure, including the jurisdiction of the combined company following the transaction, will be determined by the Parties based on their respective due diligence findings as well as business, legal, tax, accounting, timing and other considerations; provided that the legal transaction structure will be determined by the Parties so as to result in a tax optimized outcome for the existing equity holders of Parent and NVH. For the avoidance of doubt, Medera China Company Limited and its subsidiaries will be excluded from this contemplated business combination.

c.	The agreed enterprise valuation for NVH is US$100,000,000 (the “Purchase Price”).

d.	The defined term “Available Liquidity” in the Replacement Merger Agreement will mean available cash of the Surviving Company after taking into account any cash expenses to be paid in connection with the transaction at the closing, equal to or not less than US$10,000,000 net of any indebtedness of, or guaranteed by, NVH (altogether, “NVH Liabilities”). This shall include funds from i) the funds in the Trust Account following the exercise of all redemption rights by the shareholders of Parent, ii) any private investment in public equity (“PIPE”) fundraising round, and iii) other cash on NVH’s balance sheet. Each Party agrees to promptly provide to each other a schedule of its estimated transaction-related expenses to be paid in cash at closing. The Parties agree that the cash expenses to be paid in connection with the transaction at closing shall be capped as follows: (A) for the Parent, at US$700,000, and (B) for NVH, at US$1,300,000. NVH confirms that it currently has no external NVH Liabilities, and future NVH Liabilities will only be incurred if mutually agreed with Parent in writing. For the avoidance of doubt, any intercompany balances, shareholder loans, advances or other amounts owed by NVH to Medera Inc. or any of its affiliates (“NVH Internal Liabilities”) shall not constitute NVH Liabilities for purposes of determining the Purchase Price or Available Liquidity. NVH Internal Liabilities, subject to Parent’s review and reasonable consent, shall be converted into equity of NVH immediately prior to the Effective Time. Further details will be provided in the Replacement Merger Agreement.

KVAC	Binding Letter of Intent – Replacement of the Merger Agreement Dated September 3, 2024 Page 3/4

e.	PIPE fundraising, if any, shall be completed within nine months from the signing of this LOI.

f.	The total aggregate principal amount of all the promissory notes issued and/or to be issued to KVC Sponsor LLC, the Parent’s initial public offering sponsor, shall be subject to a maximum cap (the “Note Cap”), such that the sum of the principal amounts of all such promissory notes shall not exceed the Note Cap. The Note Cap shall be mutually agreed upon by the Parties and details as set forth in the Replacement Merger Agreement.

g.	The other balance sheet adjustments in the Merger Agreement will be revised to reflect the balance sheet of NVH as of the date of the Replacement Merger Agreement.

h.	The conditions for closing of the transaction, apart from the closing of the PIPE fundraising within nine months from the signing of this LOI, will otherwise be substantially consistent with the conditions included in the Merger Agreement.

i.	The Replacement Merger Agreement will terminate if the conditions to closing have not been satisfied within nine months from the signing of this LOI.

2.	After the execution of this LOI, Parent and NVH shall use their best efforts, subject to applicable fiduciary duties, to: (a) cause their individual board of directors to consider, approve and recommend the transactions contemplated hereby including, but without limitation, the NVH business combination with Parent; (b) to the extent required by applicable law, file any required documents with the Securities and Exchange Commission in order to convene all required meetings of their shareholders and recommend that their shareholders approve the execution and consummation of the Replacement Merger Agreement; and (c) obtain all such approvals and shall not take, or permit any of their directors, officers or shareholders to take, any action intended to delay, defeat, or undermine the approval or consummation of the transactions contemplated hereby.

3.	This LOI will terminate and be of no further force or effect upon: (a) the execution of the Replacement Merger Agreement; (b) the mutual agreement of the Parties in writing, or (c) if the Replacement Merger Agreement is not entered into by Parent and NVH on or before April 10, 2026.

4.	Parent shall file a Form 8-K with the SEC as required by appliable regulations.

5.	This LOI shall be governed by the laws of the State of New York without giving effect to any provision thereof that would cause the laws of any other jurisdiction to apply and any dispute related to this LOI or the subject matter hereof shall be heard solely and exclusively in the courts of the State of New York in the Borough of Manhattan or the U.S. federal district court for the Southern District of New York and the appellate courts having jurisdiction over such courts.

[SIGNATURE PAGE TO FOLLOW]

KVAC	Binding Letter of Intent – Replacement of the Merger Agreement Dated September 3, 2024 Page 4/4

If the foregoing correctly sets forth our understanding with respect to the Business Combination as the basis for future discussions, please so confirm by signing and returning one copy of this letter.

Very truly yours,

For and on behalf of
Keen Vision Acquisition Corporation

Signature:	/s/ Kenneth KC Wong
Name:	Kenneth KC Wong
Position:	Chief Executive Officer

Confirmed and agreed to this 26th day of February, 2026:

For and on behalf of

Medera Inc.

Signature:	/s/ Ronald A. Li
Name:	Ronald A. Li
Position:	Chief Executive Officer

Accepted and Agreed for and on behalf of Novoheart Group Ltd.

Signature:	/s/ Ronald A. Li
Name:	Ronald A. Li
Position:	Chief Executive Officer